                                                                  EXHIBIT (e)(2)


                           TENDER AND OPTION AGREEMENT

         This TENDER AND OPTION AGREEMENT (the "Agreement") is entered into as of April 28, 2000 by and between CAB Merger Corp., a Georgia corporation ("Acquisition Sub"), and each of the individuals a signatory to this Agreement (the "Shareholders").

                                    RECITALS

         WHEREAS, concurrently herewith, Acquisition Sub is entering into an Agreement and Plan of Merger (the "Merger Agreement") with Guardian Fiberglass, Inc., a Delaware corporation ("Purchaser"), and Cameron Ashley Building Products, Inc., a Georgia corporation (the "Company"), pursuant to which Acquisition Sub will acquire the Company, on the terms and subject to the conditions set forth in the Merger Agreement, by means of a tender offer by Acquisition Sub (the "Offer") for all outstanding shares of common stock, no par value, of the Company (the "Company Common Stock"), at $18.35 per share, net to the seller in cash, without interest, followed by a merger (the "Merger") of Acquisition Sub into the Company (capitalized terms used herein and not otherwise defined are used as defined in the Merger Agreement); and

         WHEREAS, as of the date hereof, the Shareholders together beneficially own directly or indirectly 382,574 shares of Company Common Stock, together with the associated Rights (which stock and associated rights are referred to as the "Existing Shares" and, together with any After-Acquired Shares (as defined below), the "Shares"), which Existing Shares constitute approximately 4.3% of the issued and outstanding shares of Company Common Stock; and

         WHEREAS, as an inducement to Acquisition Sub to acquire the Company, and as a condition to Acquisition Sub's willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, Acquisition Sub has required that the Shareholders agree, and the Shareholders have agreed (i) to grant Acquisition Sub an irrevocable option to buy the Shares at $18.35 per share (the "Option"); and (ii) to tender and, in the event such option is not theretofore exercised, sell the Shares in the Offer and vote their Shares in favor of the Merger, in each case upon the terms and subject to the conditions set forth herein.

         NOW THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Agreement to Tender; Option.

         1.1 Tender of Shares. Each Shareholder hereby agrees (a) to validly tender (or cause the record owner of any Shares to tender) all Shares beneficially owned by such Shareholder pursuant to the Offer, not later than the fifth business day after commencement of the Offer or, with respect to After-Acquired Shares, within one business day following the acquisition thereof, (b) not to withdraw any Shares so tendered without the prior written consent of Acquisition Sub except as otherwise provided in Section 1.1(c) and (c) to withdraw all Shares tendered in the Offer immediately upon receipt of notice from Acquisition Sub that it is exercising the Option in order that it may acquire such Shares in accordance with Section 1.2(a) hereof. Each Shareholder hereby acknowledges and agrees that Acquisition Sub's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer.

         1.2 Option.

         (a) In order to induce Acquisition Sub to enter into the Merger Agreement, and subject to the terms and conditions of this Agreement, each of the Shareholders hereby irrevocably grants to Acquisition Sub the Option, exercisable in whole but not in part from and after the date hereof, to purchase Shares at a purchase price of $18.35 per Share. If (i) the Offer is terminated, abandoned or withdrawn by Acquisition Sub (whether due to the failure of any of the conditions thereto or otherwise) or (ii) the Merger Agreement is terminated pursuant to Section 7.1(c), 7.1(d), 7.1(f) or 7.1(g), the Option shall continue to be exercisable, in whole but not in part for a period of 90 days after the date of the occurrence of such event, so long as (x) all applicable waiting periods under the HSR Act required for the purchase of the Shares pursuant to the Option upon such exercise shall have expired or been terminated and (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority or legislative body or commission prohibiting the exercise of the Option pursuant to this Agreement. In the event the Merger Agreement is terminated other than pursuant to Section 7.1(c), 7.1(d), 7.1(f) or 7.1(g), the Option shall terminate upon such termination of the Merger Agreement.

         (b) In the event Acquisition Sub wishes to exercise the Option, Acquisition Sub shall deliver written notice thereof to each of the Shareholders, specifying the date, time and place for the closing of such purchase. A closing of the purchase of Shares pursuant to the Option (a "Closing") shall take place on the date, at the time and at the place specified in such notice; provided, that if at such date any of the conditions specified in Section 1.2(a)(x) or (y) hereof shall not have been satisfied or waived, Acquisition Sub may postpone such Closing until a date within two business days after such conditions are satisfied or waived. At the Closing, each of the Shareholders will deliver to Acquisition Sub (in accordance with Acquisition Sub's instructions) the certificates representing the Shares being purchased pursuant to Section 1.2, duly endorsed or accompanied by stock powers duly executed in blank. At such Closing, Acquisition Sub shall either (i) wire transfer to the account designated by each Shareholder or (ii) deliver to each Shareholder a certified or bank cashier's check payable to or upon the order of such Shareholder, in each case in an amount equal to the number of Shares being purchased from such Shareholder at such Closing multiplied by $____, in immediately available funds.

         1.3 Assignment of Dividends and Other Distributions. Each Shareholder hereby assigns to Acquisition Sub any and all dividends and other distributions that may be declared, set aside or paid by the Company with respect to such Shareholder's Shares during the term of this Agreement.

         1.4 Title. Each Shareholder agrees that, in connection with the transfer of his Shares to Acquisition Sub in the Offer or to Acquisition Sub pursuant to the Option, he shall transfer to and unconditionally vest in the Acquisition Sub good and valid title to such Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever, except those arising hereunder.

         1.5 No Purchase. Acquisition Sub may allow the Offer to expire without accepting for payment or paying for any Shares, as set forth in the Offer to purchase, and Acquisition Sub may allow the Option to terminate without purchasing all or any Shares pursuant to the exercise thereof. If any Shares are not accepted for payment in accordance with the terms of the Offer or purchased pursuant to the Option, they shall be returned to the respective Shareholder, whereupon they shall continue to be held by such Shareholder subject to the terms and conditions of this Agreement.

         1.6 Certain Price Protection. If, within 12 months following the exercise of the Option by Acquisition Sub, Acquisition Sub, directly or indirectly, sells, transfers or otherwise disposes of any or all of the Shares acquired upon exercise of the Option or the Offer to a third party (or realizes cash proceeds in respect of such Shares as a result of a distribution to shareholders of the Company following the sale of substantially all of the Company's assets) in connection with a transaction whereby the third party is acquiring the entire equity interest in the Company pursuant to a merger, tender offer, exchange offer, sale of assets, sale of shares or a similar business transaction (a "Subsequent Sale") at a per Share price in excess of $18.35 (the "Subsequent Sale Price"), then Acquisition Sub will pay to each Shareholder, within five (5) days of receipt of payment by Acquisition Sub, an amount equal to such Shareholder's pro rata share of 50% of the excess of the Subsequent Sale Price over $18.35 multiplied by the number of Shares sold in the Subsequent Sale.

         2. Voting. Each Shareholder hereby agrees that (for so long as the Merger Agreement is in effect), at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, he shall vote (or cause to be voted) his Shares (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (b) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (c) except as otherwise agreed to in writing in advance by Acquisition Sub, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (i) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger, the Offer and the transactions contemplated by this Agreement and the Merger Agreement; (ii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company and its Subsidiaries; (iii) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (iv) any change in the management or Board of Directors of the Company, except as contemplated by the Merger Agreement; (v) any change in the present capitalization or dividend policy of the Company; (vi) any amendment of the Company's certificate of incorporation or bylaws; or (vii) any other material change in the Company's corporate structure or business. Notwithstanding anything to the contrary contained in this Agreement, each Shareholder who is also a member of the Board of Directors of the Company shall be free to act in his or her capacity as a member of the Board of Directors of the Company and to discharge his or her fiduciary duty as such. At the request of Acquisition Sub, each Shareholder, in furtherance of the voting agreement and the transactions contemplated hereby and by the Merger Agreement, shall promptly execute and deliver to Acquisition Sub an irrevocable proxy and irrevocably appoint Acquisition Sub or its designees, its attorney and proxy to vote all Shares of such Shareholder, for all purposes whatsoever, with full power of substitution. Each such Shareholder acknowledges that this proxy (a) shall be coupled with an interest, (b) constitutes, among other things, an inducement for Acquisition Sub to enter into the Merger Agreement, and (c) shall be irrevocable and shall not be terminated by operation of law upon the occurrence of any event. Any such proxy shall terminate upon the termination of the Option. The provisions of this Section 2 shall constitute a voting agreement under Section 14-2-731 of the Georgia Business Corporation Code.

         3. Representation and Warranties. Each Shareholder hereby severally and not jointly represents and warrants to Acquisition Sub as follows:

         3.1 Ownership of Shares; Purchase Rights. (a) On the date hereof, (i) such Shareholder is the record owner of the Existing Shares as set forth opposite such Shareholder's name on the signature page hereto and (ii) such Existing Shares constitute all of the shares of Company Common Stock owned of record and beneficially by each such Shareholder. Such Shareholder has sole voting power, sole power of disposition and sole power to agree to all of the matters set forth in this Agreement with respect to all of such Existing Shares, with no limitations, qualifications or restrictions on such rights, and such Existing Shares are the only shares of Company Common Stock over which such Shareholder has such powers or otherwise are owned of record or beneficially by such Shareholder as of the date hereof.

         (b) On the date hereof, (i) such Shareholder is the beneficial owner of the options and warrants as set forth opposite such Shareholder's name on the signature page hereto and (ii) such Shareholder does not have any option or other right to acquire Shares ("Purchase Right") except as indicated thereon.

         3.2 Power, Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of his obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which he is a party, including, without limitation, any voting agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of him, enforceable against him in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights.

         3.3 No Conflicts. Except for filings under the HSR Act and the Exchange Act, (a) no filing with, and no permit, authorization, consent or approval of, any Federal, state or foreign public body or authority is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (b) neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall (i) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of his properties or assets may be bound or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Shareholder or any of his properties or assets.

         3.4 Encumbrances. The Shares owned by such Shareholder and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

         3.5 Finder's Fees. Except for the fee to be paid to Credit Suisse First Boston Corporation, no investment banker, broker, financial advisor, finder or other person is entitled to a commission or fee from Acquisition Sub or the Company in respect of this Agreement or the transactions contemplated hereby based upon any arrangement or agreement made by or on behalf of such Shareholder, except as otherwise specifically provided in the Merger Agreement or arrangements or agreements made by or on behalf of Acquisition Sub by its authorized representatives.

         3.6 Reliance by Acquisition Sub. Such Shareholder understands and acknowledges that Acquisition Sub is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement and the representations, warranties and covenants of such Shareholder set forth herein.

         4. Other Covenants of the Shareholders. Each Shareholder hereby severally and not jointly covenants and agrees as follows:

         4.1 No Solicitation. Each Shareholder agrees that he shall comply with the provisions of Section 5.2 of the Merger Agreement.

         4.2 Restriction on Transfer, Proxies and Non-Interference; Stop Transfer Order.

         (a) Each Shareholder hereby agrees, while this Agreement is in effect, and except as specifically contemplated hereby, not to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any of his Shares or any interest therein, (ii) grant any proxies or powers of attorney, deposit any of his Shares into a voting trust or enter into a voting agreement with respect to any of his Shares or (iii) take any action that would make any representation or warranty of any Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling any Shareholder from performing his obligations under this Agreement.

         (b) In furtherance of the provisions of Section 4.2(a) hereof, concurrently herewith the Shareholders shall and hereby do authorize the Company to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Existing Shares and any additional Shares of Common Stock acquired by any Shareholder after the date hereof (and that this Agreement places limits on the voting and transfer of such shares).

         4.3 Confidentiality. Each Shareholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Shareholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than counsel and advisors, if any) without the prior written consent of Acquisition Sub, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Shareholder's counsel advises are necessary in order to fulfill his obligations imposed by laws, in which event such Shareholder shall give notice of such disclosure to Acquisition Sub as promptly as practicable so as to enable Acquisition Sub to seek a protective order from a court of competent jurisdiction with respect thereto.

         4.4 Additional Shares. (a) Each Shareholder agrees, subject to the following provisions of this Section 4.4(a), at the request of Acquisition Sub, to exercise, exchange or convert his Rights into Shares of Company Common Stock, so as to constitute After-Acquired Shares under this Agreement. In order to facilitate the exercise at the request of Acquisition Sub of any such Right, Acquisition Sub shall loan to any requesting Shareholder funds sufficient to allow such Shareholder to exercise the Right. Such loan shall not be interest bearing and, at Acquisition Sub's option, shall be secured by a pledge of the shares of Company Common Stock acquired upon exercise of such Right.

         (b) Each Shareholder hereby agrees to promptly notify Acquisition Sub in writing of the number of After-Acquired Shares that may be acquired by such Shareholder, if any, after the date hereof.

         4.5 Public Disclosure. Each Shareholder hereby agrees that Acquisition Sub may publish and disclose in (i) the Offer Documents and (ii) if approval of the Company's Shareholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) his identity and ownership of Company Common Stock and the nature of his commitments, arrangements and understandings under this Agreement.

         4.6 No Inconsistent Agreements. No Shareholder shall enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions of this Agreement.

         4.7 Further Assurances. From time to time, at the other party's request and without further consideration, each of the Acquisition Sub, on the one hand, and a Shareholder, on the other, shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         5. Miscellaneous.

         5.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         5.2 Survival of Representations and Warranties. Except for the representations and warranties in Section 3.2 of this Agreement, the representations and warranties contained in this Agreement shall not survive the delivery of and payment for the Shares or termination of the Option in accordance with this Agreement.

         5.3 Effect of Representations, Warranties and Covenants of Shareholders. The representations, warranties and covenants of the Shareholders shall be several and not joint. The liability of each individual Shareholder shall extend only to the representations, warranties and covenants of such Shareholder and not to any representation, warranty or covenant of any other Shareholder. No Shareholder shall have any liability for incidental or consequential damages or any amount in excess of the aggregate purchase price for his Shares.

         5.4 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects by written agreement of all parties hereto.

         5.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that any or all of the Acquisition Sub's respective rights, interests and obligations hereunder may be assigned by the Acquisition Sub to any other direct or indirect wholly owned subsidiary of Purchaser. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective heirs, executors, legal representative or successors and assigns or other transferees and any other successor in interest.

         5.6 Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         5.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon personal delivery, facsimile transmission (which is confirmed), telex or delivery by an overnight express courier service (delivery, postage or freight charges prepaid), or on the fourth day following deposit in the United States mail (if sent by registered or certified mail, return receipt requested, delivery, postage or freight charges prepaid), addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to a Shareholder:       c/o Cameron Ashley Building Products, Inc.
                                    11651 Plano Road
                                    Dallas, Texas 75243
                                    Attention: Ronald R. Ross, Chairman and CEO
                                    Facsimile No.: (214) 860-5148

         With a copy to:            Locke Liddell & Sapp LLP
                                    2200 Ross Avenue
                                    Suite 2200
                                    Dallas, Texas 75201
                                    Attention: Guy Kerr, Esq.
                                    Facsimile No.: (214) 740-8800

         With a copy to:            Cameron Ashley Building Products, Inc.
                                    11651 Plano Road
                                    Dallas, Texas 75243
                                    Attention: John Davis, Vice President and
                                        General Counsel
                                    Facsimile No.: (214) 860-5148

         If to Acquisition Sub, to: c/o Guardian Fiberglass, Inc.
                                    2300 Harmon Road
                                    Auburn Hills, Michigan 48326
                                    Attention: David Clark, President
                                    Facsimile No.: (248) 340-2175
         with a copy to:            Dykema Gossett PLLC
                                    1577 North Woodward Avenue
                                    Bloomfield Hills, Michigan 48304
                                    Attention: D. Richard McDonald
                                    Facsimile No.:  (248) 203-0763

         5.8  Definitions; Interpretation.

         (a) As used in this Agreement, (i) the term "After-Acquired Shares" shall mean any shares of Company Common Stock acquired directly or indirectly, or otherwise beneficially owned, by any of the Shareholders in any capacity after the date hereof and prior to the termination hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of a purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity (including a fiduciary capacity) or otherwise; (ii) the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act; and (iii) the phrases "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing (without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all other persons with whom such Person would constitute a "group" within the meaning of Rule 13d-5 of the Exchange Act).

         (b) When a reference is made in this Agreement to a Section, such reference shall be to a Section in this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         5.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         5.10 Entire Agreement, No Third Party Beneficiaries, Rights of Ownership. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         5.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         5.12 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflicts of law thereof.

         5.13 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         IN WITNESS WHEREOF, Acquisition Sub and each of the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

                                        CAB MERGER CORP.


                                        By: /s/ DAVID A. CLARK
                                            ------------------------------------
                                            Name:  David A. Clark
                                            Title: Chairman


                                                        SHAREHOLDERS:
                       Purchase Rights
                    ----------------------
   Shares           Options       Warrants
   ------           -------       --------
   21,221            64,601          0              /s/ JOHN H. BRADBERRY
                                                    ----------------------------

    2,000             7,667          0              /s/ J. VERONICA BIGGINS
                                                    ----------------------------

      560            43,443          0              /s/ JOHN S. DAVIS
                                                    ----------------------------

      700            33,536          0              /s/ FRED FRANKLIN
                                                    ----------------------------

  109,462            50,000          0              /s/ CHARLES S. GAFFNEY
                                                    ----------------------------

        0             5,667          0              /s/ HARRY K. HORNISH
                                                    ----------------------------

        0            10,000          0              /s/ JOHN KLINGSTEDT
                                                    ----------------------------

   11,053             8,788          0              /s/ GARY A. KONKE
                                                    ----------------------------

        0            10,000          0              /s/ ROD MATTHEWS
                                                    ----------------------------

                       Purchase Rights
                    ----------------------
   Shares           Options       Warrants
   ------           -------       --------
      805            43,339           0             /s/ THOMAS R. MILLER
                                                    ----------------------------

  137,502           236,189           0             /s/ WALTER J. MURATORI
                                                    ----------------------------

   66,944           260,179           0             /s/ RONALD R. ROSS
                                                    ----------------------------

   21,110            27,885           0             /s/ J. HARRELL SPIVEY
                                                    ----------------------------

    6,717           100,000           0             /s/ GAROLD E. SWAN
                                                    ----------------------------

    4,500                 0           0             /s/ ALAN K. SWIFT
                                                    ----------------------------
 --------          --------      ------
  382,574           901,294           0
 ========          ========      ======